Establishment and Designation of Eight

Additional Series of Shares of Beneficial Interest,

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Sections 5.11 and 5.13 of the Amended and Restated Declaration of Trust of PIMCO Funds (the “Trust”) dated November 4, 2014, (“Declaration”), the shares of beneficial interest of the Trust shall be divided into eight additional separate series (the “Series”).

FURTHER RESOLVED, that the Series hitherto established and designated as follows:

PIMCO Sector Fund Series – AH (series of the Private Account Portfolio Series)

PIMCO Sector Fund Series – AI (series of the Private Account Portfolio Series)

PIMCO Sector Fund Series – AM (series of the Private Account Portfolio Series)

PIMCO Sector Fund Series – BC (series of the Private Account Portfolio Series)

PIMCO Sector Fund Series – BL (series of the Private Account Portfolio Series)

PIMCO Sector Fund Series – EE (series of the Private Account Portfolio Series)

PIMCO Sector Fund Series – H (series of the Private Account Portfolio Series)

PIMCO Sector Fund Series – I (series of the Private Account Portfolio Series)

shall have the following special and relative rights:

1.    Each Series shall be authorized to invest in cash, securities, instruments and other property as described from time to time in the offering materials of the Series (“Eligible Portfolio Instruments”). Each share of beneficial interest of the Series (“Share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Series, and shall be entitled to receive its pro rata share of net assets of the Series upon liquidation of the Series, all as provided in the Declaration.

2.    Each Series may pursue its investment objective directly by investment in Eligible Portfolio Instruments or indirectly by investment in one or more underlying investment vehicles or funds that in turn invest in Eligible Portfolio Instruments and whose shares may be offered to other parties as well as to the Series.

3.    Shareholders of each Series shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended (the “Act”), the rules thereunder, and the offering materials of the Series, with respect to (i) the election of Trustees, (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular series of the Trust, in which case only the shareholders of such series shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a Series, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of Shares alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each series of the Trust entitled to vote on the matter is required.

4.    Shares of the Series shall be subject to such selling restrictions, restrictions as to transfer or other terms as shall be established by the Trustees and described in the offering materials for the Series.

5.            (a) The assets and liabilities of the Trust shall be allocated among the series of the Trust as set forth in Section 5.11 of the Declaration.

(b)    Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class may be charged to and borne solely by such class and the bearing of expenses solely by a class of Shares may be appropriately reflected and cause differences in the net asset value attributable to and the dividend, redemption and liquidation rights of, the Shares of different classes.

(c)    Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all classes for all purposes.

6.            Shares of each Series may vary between themselves as to rights of redemption and conversion rights, as may be approved by the Trustees and set out in each Series’ then-current prospectus.

7.            The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Series hitherto or hereafter created, or to otherwise change the special and relative rights of such Series, provided that such change shall not adversely affect the rights of the Shareholders of such Series; and

FURTHER RESOLVED, pursuant to Section 5.11.6 of the Declaration, each series of shares of beneficial interest of the Trust designated as indicated in the chart below by instrument dated November 6, 2018, is hereby redesignated, without in any way changing the rights or privileges of such series or their shareholders, as indicated in the chart below:

Current Name	Proposed Name
PIMCO Gurtin California Municipal Intermediate Value Fund	PIMCO California Municipal Intermediate Value Fund
PIMCO Gurtin California Municipal Opportunistic Value Fund	PIMCO California Municipal Opportunistic Value Fund
PIMCO Gurtin National Municipal Intermediate Value Fund	PIMCO National Municipal Intermediate Value Fund
PIMCO Gurtin National Municipal Opportunistic Value Fund	PIMCO National Municipal Opportunistic Value Fund

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IN WITNESS WHEREOF, the undersigned have executed this instrument the 10th day of February, 2021.

George E. Borst

Jennifer H. Dunbar

Brent R. Harris

Kym M. Hubbard

Gary F. Kennedy

Peter B. McCarthy

Ronald C. Parker

Peter G. Strelow